FOR IMMEDIATE RELEASE	EXHIBIT 99

AT THE COMPANY	FINANCIAL RELATIONS BOARD
Dan Bevevino	Joe Calabrese	Julie Tu
Vice President & CFO	General Contact	Analyst Information
(724) 387-5235	(212) 445-8434	(212) 445-8456

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS FOR
FISCAL YEAR 2004 FOURTH QUARTER AND FULL YEAR

MURRYSVILLE, PA, July 22, 2004—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced financial results for the three months and fiscal year ended June 30, 2004.

FINANCIAL RESULTS
Three Months Ending June 30, 2004

Net sales for the fourth quarter totaled a record $206.4 million, up 16 percent over the $177.4 million achieved in the fourth quarter a year ago. Substantially all of the revenue increase represents organic growth as the Company’s acquisitions of Novametrix Medical Systems Inc. and Fuji RC were completed during the 2002 fiscal year. The Company’s February 27, 2004 acquisition of Caradyne Limited contributed $1.7 million to revenues since the date of acquisition. Changes in foreign currency exchange rates contributed approximately $1.5 million to revenues during the current year’s fourth quarter versus the prior year. As previously disclosed, results for the prior year fourth quarter reflect incremental revenues of approximately $10.0 million to meet increased demand associated with the treatment of SARS (Severe Acute Respiratory Syndrome).

Domestic revenues increased 26 percent from $123.5 million in the fourth quarter a year ago to $155.3 million in the current year’s quarter. The Company’s domestic revenue gains were led by a year-over-year increase of 28 percent in domestic sleep therapy products. Included in the Company’s domestic results is a year-over-year increase in hospital division revenues of 38 percent. Domestic hospital division revenues in the prior year reflect lower sales of ventilation devices driven primarily by the Company’s decision to focus production of non-invasive ventilation systems on the international marketplace to meet increased demand associated with the treatment of SARS.

International revenues totaled $51.1 million for the fourth quarter, a 5 percent decrease compared to the $54.0 million reported a year ago. International revenues reflect 22 percent growth in sleep therapy offset by decreases in hospital product revenues due to the inclusion of SARS-related revenues in the prior year fourth quarter. Excluding the incremental international SARS revenues in the prior year, international revenues increased by approximately 16 percent during the fourth quarter of 2004.

Net income for the current quarter was $19.7 million, or $0.55 per share, including the restructuring and acquisition-related expenses described below which totaled $2.2 million on a pre-tax basis or approximately $0.04 per share after-tax. Excluding the impact of these charges, net income for the current quarter was $21.0 million, a 21 percent increase over the $17.3 million (which also excludes restructuring and acquisition related expenses) reported a year ago. Earnings per share, excluding the impact of restructuring and acquisition related expenses in both periods, was $0.59 for the current quarter compared to $0.50 reported a year ago. The improved earnings for the fourth quarter were primarily the result of sales and operating margin increases compared to the prior year.

Restructuring and acquisition-related expenses incurred during the quarter ended June 30, 2004 consisted primarily of restructuring charges associated with the Company’s previously announced restructuring of operations at its Wallingford, Connecticut manufacturing facility. With the financial information included in this press release, the Company is providing a tabular reconciliation of GAAP net income with net income excluding the impact of restructuring and acquisition-related expenses.

Included in the Company’s operating expenses during the quarter ended June 30, 2004 is a $3.4 million expense related to the earn-out payable to Fuji RC’s selling shareholder based on that entity’s positive financial performance and future outlook. Since this expense is not deductible for income tax purposes, the Company’s effective tax rate increased during the quarter as well. The Company also noted that it contributed $1.3 million to the Respironics Sleep and Respiratory Research Foundation during the fourth quarter of 2004. This Foundation was formed for scientific, educational and charitable purposes and will be used to promote awareness of and research into the medical consequences of sleep and respiratory problems. The contribution to the Foundation was funded by the Company’s positive operating results during the quarter.

The Company also stated that it is currently working to extend its current line of credit facility with a syndicate of banks. The Company’s credit facility, which expires in August 2005, is for $150.0 million with certain provisions allowing for expansion of the facility. There are currently no outstanding borrowings under this facility.

Year Ending June 30, 2004

For the year ending June 30, 2004, net sales increased to $759.6 million, a 21 percent increase compared to $629.8 million from the prior year.

Net income for the year ended June 30, 2004 was $65.0 million, or $1.84 per share, including the restructuring and acquisition-related expenses described above which totaled $10.9 million on a pre-tax basis or approximately $0.19 per share after-tax. Excluding the impact of these charges, net income on a year-to-date basis was $71.8 million, a 24 percent increase over the $57.9 million (which also excludes restructuring and acquisition related expenses) reported a year ago. Earnings per share, excluding the impact of restructuring and acquisition related expenses in both periods, was $2.03 for the year ended June 30, 2004 compared to $1.68 reported a year ago.

COMMENTS FROM MANAGEMENT
Financial Results

“I am very pleased to be reporting these impressive results for our fourth quarter and for the full fiscal year,” commented John Miclot, President and Chief Executive Officer. “It is particularly gratifying to report financial results that reflect a very balanced performance with significant growth contributions from our various divisions and geographic markets. Our sleep therapy business has continued to post strong results reflecting the success of our market-driven approach leveraged by our broad technology base and our solutions-based selling implemented by our specialized sales teams. Domestically, our fourth quarter sleep therapy growth of 28 percent completes a year in which we achieved 26 percent growth for the full fiscal year in this growing and under-penetrated market. Our results this fiscal year are a clear indication of our market leadership. In the international sleep marketplace, our results are driven by continued success in the European market as well as strong results in Japan.

“Our hospital division growth reflects growing demand for non-invasive ventilation in the critical-care marketplace and growing acceptance of our Esprit critical care ventilator. We remain committed to the total ventilation solution that combines the therapeutic benefits of our non-invasive and traditional invasive ventilators with our advanced patient monitoring technology,” he commented.

The Company continued to strengthen its overall financial position with another strong quarter of cash generation. “The Company generated $46.9 million in cash from operations and increased its overall cash balance by approximately $34.7 million during the quarter. Days sales outstanding for accounts receivable continues to improve, and was 61 days for the quarter ended June 30, 2004. During fiscal year 2004, we increased our cash balances by $96.5 million. Our current financial position puts us in excellent position to execute our strategy, which calls for investing in both our current markets and in new market opportunities. Our recently announced Profile Therapeutics acquisition that was declared unconditional on July 1, 2004 is a great example of a strategic investment that puts us in a position to leverage our expertise and capabilities in the global sleep and respiratory markets,” Mr. Miclot stated.

Mr. Miclot added, “I would like to thank all of our associates for their outstanding performance and for all of their accomplishments over the last fiscal year. I look forward to their future contributions as we work to fulfill our strategic vision to be the worldwide leader at anticipating needs and providing valued solutions to the sleep and respiratory markets.”

Outlook

For fiscal year 2005, the Company is comfortable with earnings per share estimates of approximately $2.36 to $2.41. Revenue expectations for fiscal year 2005, including the impact of the Profile Therapeutic acquisition, are in the range of $875 million to $900 million, representing annual revenue growth of 15 percent to 18 percent. Earnings per share estimates for the quarter ending September 30, 2004 are in the range of $0.44 to $0.45. This earnings per share outlook does not include the impact of restructuring and acquisition-related expenses that will occur during the 2005 fiscal year resulting primarily from the Company’s completion of the previously announced restructuring actions at the Wallingford, Connecticut manufacturing facility and actions to be taken related to the integration of Profile Therapeutics. During the 2005 fiscal year, the Company expects to incur additional restructuring and acquisition-related expenses estimated to be in the range of $4.0 million to $5.0 million on a pre-tax basis, or $0.07 to $0.09 per share after tax, associated with these actions. See the tabular financial information included in this press release for additional information.

* * * * *

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and healthcare providers. Respironics markets its products in over 100 countries and employs more than 3,000 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at www.respironics.com or at www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry, third-party reimbursement policies and practices, effectiveness of programs, future sales and acceptance of the Company’s products and Power Programs™, new product development, anticipated cost savings and regulatory requirements, regulatory enforcement actions, anticipated results from acquisitions, foreign operations, growth rates of foreign markets, and future levels of earnings and revenues, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10- K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Year ended
	6/30/04	6/30/03	6/30/04	6/30/03
Sales	$206,442	$177,436	$759,550	$629,817
Gross profit	110,903	92,239	402,925	319,432
Restructuring and acquisition-related expenses	2,167	4,398	10,942	18,144
Income before income taxes	31,943	23,417	105,234	74,890
Net income	19,674	14,566	65,020	46,581
Basic earnings per share	0.56	0.43	1.89	1.39
Diluted earnings per share	0.55	0.42	1.84	1.36
Diluted earnings per share, excluding impact of restructuring and acquisition-related expenses (1)	0.59	0.50	2.03	1.68
Basic shares outstanding	34,841	33,890	34,377	33,585
Diluted shares outstanding	35,763	34,615	35,309	34,344

(1)	- See reconciliation of Non-GAAP financial measures in table at end of press release.

Product Sales Summary
(Unaudited)
(Dollars in thousands)

	Three months ended		Year ended
	6/30/04	6/30/03	6/30/04	6/30/03
Domestic Homecare	$128,987	$104,329	$471,645	$388,166
Domestic Hospital	26,338	19,127	95,876	79,776
International	51,117	53,980	192,029	161,875
Total	$206,442	$177,436	$759,550	$629,817

Condensed Balance Sheet
(Unaudited)
(Dollars in thousands)

	At	At
	6/30/04	6/30/03
Cash	$192,446	$95,900
Trade accounts receivable	140,634	128,127
Inventory	86,154	83,986
Other current assets	33,994	32,002
Total current assets	453,228	340,015
Property, plant and equipment (net)	111,057	98,680
Other assets, including goodwill	147,469	143,501
Total assets	$711,754	$582,196
Current liabilities	$151,581	$127,229
Long-term obligations	26,897	16,513
Other non-current liabilities	13,608	11,585
Shareholders’ equity	519,668	426,869
Total liabilities and shareholders’ equity	$711,754	$582,196

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands, except per share amounts)

     In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of restructuring and acquisition-related expenses,” is reconciled with GAAP net income in the table below.

	Three months ended		Year ended
	6/30/04	6/30/03	6/30/04	6/30/03
GAAP net income	$19,674	$14,566	$65,020	$46,581
Restructuring and acquisition-related expenses, net of tax	1,357	2,735	6,777	11,286

Net income, excluding the impact of restructuring and acquisition-related expenses	$21,031	$17,301	$71,797	$57,867
Diluted shares outstanding	35,763	34,615	35,309	34,344
Diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses	$0.59	$0.50	$2.03	$1.68

Restructuring and acquisition-related expenses consist of the following:

	Three months ended		Year ended
	6/30/04	6/30/03	6/30/04	6/30/03
Restructuring charges associated with facility changes:
Included in cost of goods sold	$0	$0	$0	$355
Included in restructuring and acquisition-related expenses	2,167	3,187	10,942	10,618
Acquisition-related integration expenses	0	1,211	0	7,171
Total	$2,167	$4,398	$10,942	$18,144

     Respironics believes that presenting diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations. The events giving rise to these restructuring and acquisition-related expenses (business acquisitions and facility consolidation) are not associated with the Company’s normal operating business activities and are expected to result in future market opportunities, cost savings, and other benefits.